Exhibit 99.1

MacroChem Corporation

40 Washington Street, Suite 220

Wellesley Hills, MA 02481

Phone: 781-489-7310

Fax: 781-489-7311

Contact:
MacroChem Corporation:	Bernard Patriacca – VP/CFO	(781) 489-7310
Investor Relations:	The Investor Relations Group, Inc. Jordan Silverstein/Christine Berni	(212) 825-3210
Media:	The Investor Relations Group, Inc. Bill Douglass	(212) 825-3210

Release:	IMMEDIATE

MACROCHEM ACQUIRES OPTION TO LICENSE PEXIGANAN, A NOVEL TOPICAL

ANTI-INFECTIVE FOR TREATMENT OF DIABETIC FOOT INFECTION, FROM GENAERA

Broadens late-stage product development portfolio

building on lead product candidate EcoNail in Phase 2 trial for onychomycosis

Wellesley Hills, MA, July 10, 2007 – MacroChem Corporation (OTCBB: MACM) today announced that it has signed an exclusive option to acquire exclusive worldwide license rights for drug uses of pexiganan, a novel, small peptide anti-infective for topical treatment of patients with mild diabetic foot infection (DFI), from Genaera Corporation (Genaera).

“We believe this is a unique opportunity for MacroChem to broaden its product portfolio with a product that has already completed two Phase 3 clinical trials. It also fits our strategic focus and complements our lead product candidate, EcoNail™ for treatment of nail fungus currently in a fully enrolled Phase 2 trial and progressing on track with an interim assessment of clinical data later this year after all patients have been treated for twenty four weeks,” said Robert J. DeLuccia, President and CEO of MacroChem.

Clinical trials with pexiganan previously conducted by Genaera include two Phase 3 trials submitted in a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) in 1998. At that time, outstanding issues with CMC (Chemistry, Manufacturing and Controls) and an FDA request for one additional controlled trial precluded approval.

Mr. DeLuccia further noted, "We would be pleased to have pexiganan in our hands since we believe that, if approved, it would be welcomed by physicians and patients for the treatment of diabetic foot infection. In recent years, there have been many advances in the manufacturing of peptides, a better understanding of the treatment of diabetic foot infection, improvements in clinical trial design and execution, and more clarity concerning regulatory requirements for topical anti-infectives with the potential market being even more attractive than before.”

He added, “There continues to be a very large and growing incidence of diabetes and, as a result, a growing number of diabetic foot infections in the U.S. Diabetic foot ulcers in the approximately 20 million diabetics in the US alone are a major concern and burden to both patients and healthcare system. There is also a lack of effective topical anti-infectives to treat diabetic foot infection. Accordingly, we believe that pexiganan could fill an important unmet medical need for a topical anti-infective treatment and provide a significant commercial opportunity in an addressable market of approximately 3.5 million diabetic foot infections annually.”

The option agreement gives MacroChem a 90-day exclusive right to enter into a license agreement with Genaera. MacroChem paid Genaera $250,000 on execution of the option agreement.

Both EcoNail and pexiganan would be developed to treat diseases of the foot predominantly treated by the same prescribing specialists, namely podiatrists. Both products would potentially be of interest to a larger number of physician specialists and primary care physicians as well. EcoNail is the company’s patented lacquer which contains the antifungal econazole and MacroChem’s enhancer SEPA®. Patients participating in the EcoNail study will receive 48 weeks of treatment and will undergo efficacy assessments using standard criteria of nail appearance and mycology. However, the Company will collect and evaluate 24-week interim data later this year. This trial was specifically designed, with the assistance of well-known onychomycosis experts, to address three important objectives: to assess early signs of efficacy, to maintain robust clinical endpoints in the full study, and, if successful, to facilitate advancement to Phase 3 as soon as possible.

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Exhibit 99.1

MacroChem Corporation

40 Washington Street, Suite 220

Wellesley Hills, MA 02481

Phone: 781-489-7310

Fax: 781-489-7311

About MacroChem

MacroChem Corporation is a specialty pharmaceutical company with two clinical development stage products containing our proprietary enhancer, SEPA®: EcoNail, to treat fungal infection of the nail and Opterone®, to treat male hypogonadism. In addition to our SEPA technology, we are also evaluating applications for MacroDerm™, our patented series of polymers that impede penetration of active ingredients through the skin. For more information visit our website, http://www.macrochem.com.

Forward-Looking Statements

With the exception of historical information contained in this press release, the matters described herein are forward-looking statements that involve risks and uncertainties. MacroChem's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed or referred to in the section entitled "Risk Factors" in MacroChem's Annual Report on Form 10-K, as well as those discussed elsewhere therein, and include, without limitation, risks regarding product development, the timing and results of clinical trials, the regulatory approval process, capital requirements, financial condition, patent protection and dependence on third parties for development and licensing arrangements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. MacroChem undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For more information visit our website, http://www.macrochem.com.

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